Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, September 20, 2013 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $4,410,353.82 or $0.094625 per Unit, based principally upon production during the month of July 2013. The distribution is payable October 15, 2013, to Unit holders of record as of September 30, 2013.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,949,189 Mcf (3,255,683 MMBtu). Dividing revenues by production volume yielded an average gas price for July 2013 of $3.45 per Mcf ($3.12 per MMBtu) as compared to $3.72 per Mcf ($3.37 per MMBtu) for June 2013. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months

Burlington Resources Oil & Gas Company LP, the principal operator of the Underlying Properties, accrues and withholds funds it estimates will be needed to cover capital expenses. The distribution for September includes a $387,100 credit for capital expenditures due to a downward revision in the capital accrual rate. After that adjustment, capital costs for the month were $195,351. Lease operating expenses were $3,317,066 and taxes were $1,134,129.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com